Exhibit 99.1

Foghorn Therapeutics Provides Third Quarter 2026 Financial and Corporate Update
- Advancing a novel oral small molecule in inflammatory bowel disease (IBD), with potential first-in-human trials targeted by end of 2027

- Selective EP300 degrader with potential to treat multiple myeloma (MM) and other hematological malignancies, tracking to IND in 2027

- Advancing a novel small molecule induced-proximity approach with the potential to address high-value secreted and transmembrane protein targets

- Strong balance sheet with cash, cash equivalents, and marketable securities of approximately
$156 million; cash runway into the second half of 2029

WATERTOWN, Mass. -- (GLOBE NEWSWIRE) – November 9, 2026 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a biotechnology company pioneering a new class of medicines against challenging targets in oncology and immunology & inflammation (I&I), today provided a financial and corporate update in conjunction with the Company’s 10-Q filing for the third quarter ended September 30, 2026.

“Our focus is on advancing our wholly owned portfolio, including our novel, oral I&I program in IBD, with potential for first-in-human trials by the end of 2027, and our Selective EP300 degrader which has an IND targeted for next year,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn Therapeutics. “We are also advancing a novel induced-proximity approach with the potential to deliver antibody-like efficacy against high-value secreted and transmembrane proteins through small molecules. With cash runway into the second half of 2029, we are well positioned to deliver on this strategy.”
Program Overview and Upcoming Milestones
Novel oral I&I program. Foghorn is advancing a novel oral small-molecule inhibitor with an initial focus in IBD. Preclinical data demonstrate robust suppression of disease activity in a T-cell transfer colitis model and an IL-10 knock-out model, with efficacy comparable to an anti-IL-12/23p40 antibody positive control.
•Dose-range finding studies are expected to begin in the fourth quarter of 2026, with potential first-in-human studies by the end of 2027.

Selective EP300 degrader program. Foghorn is developing a Selective EP300 degrader for the treatment of hematological malignancies. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, and dual inhibition of CBP/EP300 has been associated with dose limiting toxicities. EP300 lineage dependencies are established in diffuse large b-cell lymphoma (DLBCL), MM, and other heme malignancies.
•EP300 degrader program outperforms clinical benchmark. Preclinical data highlight the therapeutic potential in MM including superior anti-tumor activity with complete responses, compared to clinical benchmark dual CBP/EP300 inhibitor inobrodib. Superior safety by body weight loss and platelet counts over dual inhibition, and tumor regression in a multiple myeloma xenograft model of acquired pomalidomide resistance were also observed.
•IND targeted in 2027, with a focus in MM and DLBCL.

Endoplasmic Reticulum Induced Proximity (ERIP). Foghorn is advancing a novel small-molecule induced-proximity approach to degrade secreted and transmembrane proteins before they reach the cell surface or circulation. The approach has the potential to address high-value targets in I&I, oncology, and other disease areas with the goal of achieving antibody-like efficacy through small molecules.
Third Quarter 2026 Financial Highlights
•Collaboration Revenue. Collaboration revenue was $83.5 million for the three months ended September 30, 2026, compared to $8.2 million for the three months ended September 30, 2025. The $75.4 million increase was driven by a $74.1 million cumulative catch-up adjustment primarily related to updated estimated future costs for the decision to not advance FHD-909 and the SMARCA2 selective degrader.

•Research and Development Expenses. Research and development expenses were $18.8 million for the three months ended September 30, 2026, compared to $20.0 million for the three months ended September 30, 2025. The $1.2 million decrease is attributed to a decrease in Lilly-partnered program costs, decreases in facilities and IT-related expenses, and decreases in personnel-related costs, partially offset by an increase in early development and other external costs.

•General and Administrative Expenses. General and administrative expenses were $5.8 million for the three months ended September 30, 2026, compared to $6.7 million for the three months ended September 30, 2025. This $0.9 million decrease was due to a decrease in personnel related costs, decreases professional and consulting costs, and lower facilities and IT-related expenses.

•Net Income (Loss). Net income was $58.2 million for the three months ended September 30, 2026, compared to a net loss of $15.8 million for the three months ended September 30, 2025.

•Cash, Cash Equivalents, and Marketable Securities. As of September 30, 2026, the Company had $156.2 million in cash, cash equivalents, and marketable securities, providing cash runway into the second half of 2029.

About Foghorn Therapeutics
Foghorn® Therapeutics is a biotechnology company developing novel medicines against challenging biological targets through multiple modalities and approaches, including oral small molecules, targeted protein degradation, and induced proximity. The Company is advancing programs in oncology as well as immunology and inflammation. Foghorn brings together deep biological understanding and small-molecule drug discovery expertise to pursue challenging targets with selectivity. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X and LinkedIn.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s research and development programs and platform initiatives, including the Selective EP300 degrader program, the novel oral small molecule in I&I, ERIP approach and other preclinical product candidates, expected timing of preclinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,”

“expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$156,222	$158,894
All other assets	34,730	39,209
Total assets	$190,952	$198,103
Deferred revenue, total	$146,272	$249,154
All other liabilities	58,764	57,449
Total liabilities	$205,036	$306,603
Total stockholders’ deficit	$(14,084)	$(108,500)
Total liabilities and stockholders’ deficit	$190,952	$198,103

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2026	2025
Collaboration revenue	$83,543	$8,153
Operating expenses:
Research and development	18,836	20,002
General and administrative	5,796	6,652
Restructuring costs	2,272	—
Total operating expenses	$26,904	$26,654
Income (loss) from operations	$56,639	$(18,501)
Total other income, net	$1,511	$2,652
Net income (loss)	$58,150	$(15,849)
Net income (loss) per share attributable to common stockholders—basic	0.81	(0.25)
Weighted average common shares outstanding—basic	71,460,569	63,029,293
Net income (loss) per share attributable to common stockholders—diluted	0.80	(0.25)
Weighted average common shares outstanding—diluted	72,590,923	63,029,293

Contact:
Karin Hellsvik, Foghorn Therapeutics Inc.
khellsvik@foghorntx.com